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                                                                     EXHIBIT 12

                [LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL]





                                                               December 29, 1995


Baird Capital Development Fund, Inc.
777 Wisconsin Avenue
Milwaukee, Wisconsin 53202

AIM Capital Development Fund
AIM Equity Funds, Inc.
11 Greenway Plaza
Suite 1919
Houston, TX  77046-1173

                 RE: PROPOSED TRANSFER OF ASSETS -- FEDERAL INCOME TAX CONSEQUENCES

Gentlemen:


                 You have requested our opinion regarding certain federal income tax consequences to (1) Baird Capital Development Fund, Inc. (the "Baird Fund") and (2) AIM Capital Development Fund (the "AIM Fund"), a portfolio of AIM Equity Funds, Inc. ("AIM Equity"), in connection with the proposed transfer of substantially all of the properties of the Baird Fund to the AIM Fund in exchange solely for voting shares of the AIM Fund (the "Shares"), followed by the actual or constructive distribution of the Shares received by the Baird Fund and of any money and other property of the Baird Fund in complete liquidation and termination of the Baird Fund (the "Transaction"), all pursuant to the Agreement and Plan of Reorganization made December 20, 1995 by and between the Baird Fund and AIM Equity on behalf of the AIM Fund (the "Agreement").

                 For purposes of this opinion, we have examined and rely upon the Agreement, the description of the transaction set forth in the Registration Statement on Form N-14 filed by AIM Equity on or about December 29, 1995 with the Securities and Exchange Commission (the "Filing"), and such other documents and instruments as we have deemed necessary or appropriate.


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Baird Capital Development Fund, Inc.
AIM Equity Funds, Inc.
December 29, 1995
Page 2


                 This opinion is based upon the assumptions that, as has been represented to us, (a) there is no plan or intention on the part of the shareholders of the Baird Fund to sell, exchange, transfer by gift or otherwise dispose of a number of shares of the AIM Fund received in the Transaction that would, when aggregated with transfers of shares of the Baird Fund prior to the Closing Date (as defined in the Agreement) that are made in contemplation of the Transaction, reduce the ownership by the shareholders of the Baird Fund to a number of shares of the AIM Fund having a value, as of the Closing Date, of less than fifty percent (50%) of the total value of all the shares of the Baird Fund outstanding immediately prior to the Transaction; and (b) the AIM Fund and the Baird Fund will each separately qualify and be treated as regulated investment companies under Subchapter M of Chapter 1 of the Internal Revenue Code of 1986, as amended (the "Code") for their respective taxable years that include the Closing Date. If these assumptions are not correct, the Transaction may not qualify as a tax-free reorganization and, therefore, our opinion could be altered. For purposes of rendering this opinion, we have not been requested to undertake, nor have we undertaken, any investigation or inquiry as to whether these assumptions are and will be correct.

                 This opinion is based upon the Code, United States Treasury regulations, judicial decisions and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon (a) the Transaction taking place in the manner described in the Agreement and (b) there being no change in the Code, United States Treasury regulations, judicial decisions, or administrative rulings and pronouncements of the Internal Revenue Service between the date hereof and the Closing Date.

                 This opinion is further conditioned upon our receiving such executed letters of representation as we shall request. We have not been asked to, nor have we undertaken to, verify the accuracy of any representations made to us and the inaccuracy of any representation could alter our opinion. This opinion shall be effective only at such time as we receive those letters and confirm our opinion in writing on the Closing Date, and in the absence of such confirmation, will be deemed to have been withdrawn.

                 Based upon and subject to the foregoing, it is our opinion that, for federal income tax purposes:

                 1. The transfer of the assets of the Baird Fund to the AIM Fund in exchange for the Shares, and the constructive distribution of the Shares to the shareholders of the Baird Fund


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Baird Capital Development Fund, Inc.
AIM Equity Funds, Inc.
December 29, 1995
Page 3


in complete liquidation of the Baird Fund, as provided in the Agreement, will constitute a "reorganization" within the meaning of Section 368(a) of the Code and the Baird Fund and the AIM Fund will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code;

                 2. In accordance with Section 361(a) and Section 361(c)(1) of the Code, no gain or loss will be recognized by the Baird Fund as a result of such transaction;

                 3. In accordance with Section 354(a)(1) of the Code, no gain or loss will be recognized by the shareholders of the Baird Fund on the constructive distribution to them by the Baird Fund of the Shares in exchange for their shares of the Baird Fund;

                 4. In accordance with Section 358(a) of the Code, a shareholder's basis for the Shares constructively distributed to him will be the same as his basis for the shares of the Baird Fund surrendered in exchange therefor;

                 5. In accordance with Section 1223(1) of the Code, a shareholder's holding period for the Shares constructively distributed to him will be determined by including such shareholder's holding period for the shares of the Baird Fund exchanged therefor, provided that the shareholder held such shares of the Baird Fund as a capital asset;

                 6. In accordance with Section 1032 of the Code, no gain or loss will be recognized by the AIM Fund upon the receipt of assets of the Baird Fund in exchange for the Shares;

                 7. In accordance with Section 362(b) of the Code, the basis to the AIM Fund of the assets of the Baird Fund transferred to it will be, in each instance, the same as the basis of such assets in the hands of the Baird Fund immediately prior to the exchange;

                 8. In accordance with Section 1223(2) of the Code, the holding period of the AIM Fund with respect to the assets of the Baird Fund transferred to it will include the holding period for such assets in the hands of the Baird Fund; and

                 9. In accordance with Section 381(a)(2) of the Code, the AIM Fund will succeed to and take into account the items of the Baird Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381 through 384 of the Code and the Treasury regulations thereunder.


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Baird Capital Development Fund, Inc.
AIM Equity Funds, Inc.
December 29, 1995
Page 4


                 We express no opinion as to the tax consequences of the Transaction except as expressly set forth above, or as to any transaction except the Transaction.

                 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 referred to above and filed by AIM Equity with the Securities and Exchange Commission.


                                               Very truly yours,


                                               BALLARD SPAHR ANDREWS & INGERSOLL